Exhibit 10.2

[Letterhead of The Coca-Cola Company]

COCA-COLA PLAZA
ATLANTA, GEORGIA

JAMES R. QUINCEY                                 ADDRESS REPLY TO:
CHAIRMAN & CHIEF EXECUTIVE OFFICER                                 P.O. BOX 1734
THE COCA-COLA COMPANY                             ATLANTA, GA 30301
__________

+1-404 676-9980
FAX: +1-404 598-9980
April 23, 2021

Monica Howard Douglas
Atlanta, GA

Dear Monica,

We are delighted to offer you the position of Senior Vice President, Global General Counsel, ELT-Level, with an effective date of April 21, 2021, as elected by The Coca-Cola Company Board of Directors. You will report to me. The information contained in this letter provides the terms and compensation details of this position. All payments set forth below are subject to tax and withholding.

•Your principal place of employment will be Atlanta, Georgia.

•Your annual base pay for your new position will be USD 555,000.

•The Talent and Compensation Committee has approved a special long-term incentive award with approximate value of USD 750,000. One-third of the award will be delivered in stock options (24,299 stock options). Two-thirds of the award will be delivered in growth share units (9,717 growth share units). The stock option grant will vest 25% after the first year and 25% on February 18th of 2023, 2024 and 2025. The growth share units will have a three-year performance period. The measures of performance are compound annual growth for net operating revenue and earnings per share, and cumulative free cash flow for the 2021-2023 performance period. Additionally, it is subject to a Total Shareholder Return modifier. All long-term incentive awards will be governed solely by the terms of the Company’s long-term incentive plans and agreements that will be provided to you at the time any awards are made.

•You will be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive for your new position is 100% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

Monica Howard Douglas
April 23, 2021

•You will be expected to acquire and maintain share ownership at a level equal to two times your base pay. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2026 to comply with this requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•You will be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 10,000 annually.

•You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•This letter is provided as information and does not constitute an employment contract.

Monica, I feel certain that you will find challenge, satisfaction and opportunity in this role as we start our journey together during this time.

Sincerely,

/s/ James Quincey

James Quincey
Chairman and CEO

C: Carl Saunders
Executive Compensation
Executive Services

I, Monica Howard Douglas, accept this offer

Signature: /s/ Monica Howard Douglas

Date: 4/26/2021
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